Rowan Reports Second Quarter 2012 Operating Results

HOUSTON, Aug. 2, 2012 /PRNewswire/ -- For the three months ended June 30, 2012, Rowan Companies plc ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $50.9 million or $0.41 per share, compared to $44.4 million or $0.35 per share in the second quarter of 2011.

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Net income from continuing operations during the second quarter of 2012 included $17.8 million of unusual or one-time items, or $0.10 per share after tax, including losses on early redemption of Marad debt and transactional costs of the Company's corporate redomestication, net of gains on asset disposals. Excluding such items, net income from continuing operations was $63.4 million or $0.51 per share during the second quarter of 2012. The prior year quarter included a net reduction of $4.7 million, or $0.03 per share after tax, from one-time charges and gains on asset disposals.

Net income totaled $49.4 million or $0.40 per share in the second quarter of 2012, compared to $465.9 million or $3.65 per share in the second quarter of 2011, as the prior year quarter included income from discontinued manufacturing and land drilling operations of $421.5 million or $3.30 per share, including the after-tax gain on the sale of manufacturing operations of $424.5 million.

Rowan's revenues were $351.0 million in the second quarter of 2012, up by 57% over the prior-year quarter due primarily to incremental activity from fleet additions and higher utilization and day rates for existing rigs between periods. The Company's operating income was $70.4 million in the second quarter of 2012, up by 36% over the prior-year quarter.

Matt Ralls, President and Chief Executive Officer, commented, "On top of the solid results for the second quarter, we were very pleased to receive a three-year commitment for the first of our three ultra-deepwater newbuild drillships, the Rowan Renaissance, at an effective day rate ranging from $614,000 to $624,000, depending on work location. We continue to be encouraged by customer interest in these very high specification rigs."

Rowan will conduct its earnings conference call on Thursday, August 2, 2012, at 10:00 a.m. Central Daylight Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies plc is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs. The Company's fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico. Rowan will enter the ultra-deepwater market with three high-specification drillships expected to be delivered starting in late 2013. The Company's Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol "RDC". For more information on the Company, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations, including changes in tax laws, and whether we achieve the benefits we expect from the change in our corporate structure. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	JUNE 30,	DECEMBER 31,
	2012	2011

ASSETS

Cash and cash equivalents	$ 665.6	$ 438.9
Restricted cash	9.4	-
Accounts receivable	330.1	283.6
Other current assets	85.6	71.6
Assets of discontinued operations	26.7	27.6
Total current assets	1,117.4	821.7
Property, plant and equipment - net	5,809.0	5,678.7
Other assets	100.8	97.4
TOTAL	$ 7,027.2	$ 6,597.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$ 98.8	$ 45.0
Accounts payable	74.0	111.1
Other current liabilities	146.3	167.3
Liabilities of discontinued operations	21.3	25.0
Total current liabilities	340.4	348.4
Long-term debt	1,392.9	1,089.3
Other liabilities	853.6	834.1
Stockholders' equity	4,440.3	4,326.0
TOTAL	$ 7,027.2	$ 6,597.8

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		SIX MONTHS
	ENDED JUNE 30		ENDED JUNE 30
	2012	2011	2012	2011

REVENUES	$ 351.0	$ 223.5	$ 684.5	$ 429.5

COSTS AND EXPENSES:
Operations	188.1	104.5	370.2	215.8
Depreciation and amortization	61.3	40.8	120.3	79.0
Selling, general and administrative	25.1	21.8	48.2	42.5
Gain on disposals of property and equipment	(2.0)	(1.4)	(2.1)	(1.4)
Material charges and other expenses	8.1	6.1	12.7	6.1
Total	280.6	171.8	549.3	342.0
INCOME FROM OPERATIONS	70.4	51.7	135.2	87.5
Net interest and other income	(24.7)	(7.0)	(34.5)	(13.4)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	45.7	44.7	100.7	74.1
Provision (credit) for income taxes	(5.2)	0.3	(5.7)	2.9
NET INCOME FROM CONTINUING OPERATIONS	50.9	44.4	106.4	71.2
Discontinued operations, net of tax	(1.5)	421.5	(7.4)	426.7
NET INCOME	$ 49.4	$ 465.9	$ 99.0	$ 497.9

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.41	$ 0.35	$ 0.86	$ 0.56
Discontinued operations, net of tax	$ (0.01)	$ 3.30	$ (0.06)	$ 3.35
Net income	$ 0.40	$ 3.65	$ 0.80	$ 3.91

AVERAGE DILUTED SHARES	123.8	127.6	123.7	127.3

NOTE: Refer to supplemental operating information.

ROWAN COMPANIES plc
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	SIX MONTHS
	ENDED JUNE 30
	2012	2011
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 99.0	$ 497.9
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	120.3	99.9
Deferred income taxes	4.8	70.7
Gain on disposals of assets	(2.1)	(664.8)
Other - net	(3.1)	(9.6)
Net changes in current assets and liabilities	(68.2)	143.6
Net changes in other noncurrent assets and liabilities	12.1	8.2
Net cash provided by operations	162.8	145.9

Investing activities:
Property, plant and equipment additions	(290.8)	(931.0)
Proceeds from disposals of property, plant and equipment	9.2	4.1
Proceeds from sale of manufacturing operations - net	-	1,044.5
Change in Restricted cash	(9.4)	15.3
Net cash provided by (used in) investing activities	(291.0)	132.9

Financing activities:
Proceeds from borrowings	493.4	-
Repayments of borrowings	(139.6)	(26.1)
Proceeds from equity compensation plans and other	1.1	21.1
Net cash provided by (used in) financing activities	354.9	(5.0)

INCREASE IN CASH AND CASH EQUIVALENTS	226.7	273.8
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	438.9	437.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 665.6	$ 711.3

ROWAN COMPANIES plc
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

RIG DAYS:
Operating	2,217	2,088	1,668	4,305	3,145
Shipyard / transit	313	300	484	613	1,060
Stacked and other downtime	291	388	234	679	452

Total available	2,821	2,776	2,386	5,597	4,657

Utilization	79%	75%	70%	77%	68%

AVERAGE DAY RATES (in thousands):
North Sea	$ 234.5	$ 227.7	$ 195.3	$ 231.1	$ 189.3
Middle East	130.8	145.8	123.6	137.2	126.2
Gulf of Mexico	119.1	118.2	118.7	118.6	118.5
All rigs	154.0	156.5	133.3	155.2	134.7

OPERATIONS COSTS AND EXPENSES (in millions):
Personnel (a)	$ 113.9	$ 105.0	$ 62.7	$ 218.9	$ 122.7
Repairs and maintenance	32.3	38.5	22.1	70.8	43.5
Insurance	8.1	8.0	6.3	16.1	15.5
Rig moves	8.4	8.4	3.8	16.8	10.3
Rebillables	9.5	6.6	0.9	16.1	5.2
All other	15.9	15.6	8.8	31.5	18.6

Total	$ 188.1	$ 182.1	$ 104.5	$ 370.2	$ 215.8

(a) Includes labor, fringes, training, travel and catering costs.

CONTACT: Suzanne M. Spera, Director of Investor Relations, (713) 960-7517, sspera@rowancompanies.com